EMPLOYMENT SEPARATION AND RELEASE AGREEMENT

This Employment Separation and Release Agreement (the “Agreement”) is made and entered into by and between ENTERPRISE BANK & TRUST, a Missouri banking corporation (the “Company”), the principal business address of which is 150 North Meramec Avenue, St. Louis, MO 63105, and Richard C. Leuck (“Executive”).

WHEREAS, Executive is currently employed by the Company as President, Consumer Banking and Branch Distribution;

WHEREAS, the Company has determined to eliminate the Executives position resulting in an involuntary termination of Executive without cause; and

WHEREAS, the Company and Executive desire to sever the employment relationship between them in a manner mutually beneficial to both parties;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises set forth herein, the adequacy of which is acknowledged by each of the parties, it is hereby agreed as follows.

Effective Date

This Agreement, being delivered to Executive on September 29, 2014, must be executed by Executive and returned to the Company on or before October 20, 2014, in order to become effective. After such delivery to the Company, the Agreement shall become effective upon the eighth day following the date on which it is executed by Executive, without Executive having exercised his revocation right described on page 5 below (the “Effective Date”). The Effective Date shall be not later than October 28, 2014.

Termination of Employment

The Company and Executive agree that nothing contained in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person. Employee’s employment with the Company shall terminate September 30, 2014 (the "Termination Date"). On the Company's next regular payday following the Termination Date, Executive shall be paid his accrued, unused Paid Time Off and Sick Pay.

Severance Pay

Executive's agreement to the obligations set forth in this Agreement is a required condition to certain of the Company's obligations set forth in this Agreement. In consideration of the Executive's agreement to the obligations set forth herein, the Company shall pay to Executive the following (collectively the “Severance Payments”).

(a)       Executive will be paid twenty-four (24) months of severance pay at Executive's base salary as in effect as of the end of the most recent quarter prior to termination, plus an amount each year equal to the average of his bonus compensation for the two years preceding termination.  The total amount to be paid to Executive pursuant to the immediately preceding sentence is $656,396.00.  Such amount shall be paid in accordance with the Company's standard payroll procedures over a period ending on September 30, 2016 (the "Severance Period") and in accordance with relevant provisions of the Enterprise Banking Key Executive Employment Agreement executed by Executive on October 16, 2002, and amended by the parties on December 31, 2008 (including without limitation Section 22 thereof), as follows:  (i) $164,099.04, which equals the total payments that are required to be delayed as a result of the application of Code §409A (the “409A-Delayed Payments”) shall be paid to Executive on the Company’s first regular payroll date that occurs after March 31, 2015, (ii) an installment payment of $13,674.92 shall be paid to Executive on each regular semimonthly payroll date during the period beginning April 1, 2015and ending September 15, 2016 (for a total of thirty-five (35) semimonthly installments of such amount), and (iii) a final payment of $13,674.76 shall be made to Executive on September 30, 2016.  In addition to and at the same time as the payment described in clause (i) of the immediately preceding sentence, Company shall pay to Executive an amount (the “Interest Payment”) equal to the accrued interest on the 409A-Delayed Payments.  Such interest shall be calculated using the prime rate of interest as of the Termination Date as published in The Wall Street Journal (the “Prime Rate”).  The Prime Rate shall be divided by 365 to determine the daily rate of interest (the “Daily Rate”) that will be applied to calculate the interest due on each 409A-Delayed Payment.  The interest due on each 409A-Delayed Payment shall be calculated by multiplying the Daily Rate by the number of days in the period beginning on the day after the payment would have been made but for Code §409A-mandated delay and ending on the day the 409A-Delayed Payment is actually paid to Executive as described in clause (i) above.  The total Interest Payment shall be the sum of the amounts calculated pursuant to the immediately preceding sentence.
(b)      All restricted stock units issued to Executive under the Restricted Stock Unit Agreements executed by Executive on May 3, 2012 and May 8, 2013 (the “RSU Agreements”) that, as of the Termination Date, have not vested and have not yet been converted to shares of Enterprise Financial Services Corp stock shall, as of the Termination Date, become immediately 100% vested and shall be converted to shares of Enterprise Financial Services Corp stock and delivered to Executive in accordance with the terms and conditions of the RSU Agreements and the Enterprise Financial Services Corp 2002 Stock Incentive Plan.
(c)    Should Executive elect to continue coverage under the Company's health insurance plan, the Company will pay the employer portion of the premium for a period of three (3) months from the Termination Date.

(d)    The Company will pay for four (4) weeks of outplacement services during the Severance Period. Details of the outplacement provider and instructions for enrolling will be provided to Executive upon the execution of the Settlement and General Release agreement.

Executive agrees that Executive is not otherwise entitled to the Severance Payments and that the payment which constitutes adequate consideration for the obligations undertaken by him pursuant to this Agreement. Except as specifically stated herein, Executive shall not accrue any benefits after the Effective Date, and no other amounts (other than any vested benefits accrued by Executive under any qualified retirement plan maintained by the Company), are due Executive by the Company. Any amounts due and owing the Company from Executive pursuant to the secured interest only note between the parties may be offset from the Severance Payments if not paid when due under such note.

General Release

Executive, in consideration of the Severance Payments, and with the intent of binding Executive, Executive’s heirs, personal representatives, administrators, successors, and assigns, hereby releases, acquits and forever discharges the Company and all its present, former, and future officers, directors, Executives, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, shareholders, partners, and members of all of them, personal representatives, and assigns, from and against any and all claims, charges, demands, rights of action, liabilities (including attorneys’ fees and costs actually incurred), judgments, jury verdicts, or lawsuits arising on or before the Effective Date, including but not limited to: (l) any and all claims relating to alleged discrimination or otherwise relating to terms and conditions of Executive’s employment, including but not limited to, any and all actions arising under Title VII, the Age Discrimination in Employment Act, the Missouri Human Rights Act, 42 U.S.C. §1981, COBRA, The Older Workers’ Benefit Protection Act (OWBPA), Employment Retirement Income Security Act (ERISA), Family Medical Leave Act (FMLA), Fair Labor Standard Act (FLSA), Missouri Workers’ Compensation Act, the Americans with Disabilities Act, the Genetic Information Non-Discrimination Act (GINA), and any and all other local State or Federal laws or regulations; (2) any and all actions for breach of contract, violation of public policy, promissory estoppel, fraud, negligence, wrongful or retaliatory discharge, defamation, intentional infliction of emotional distress, and/or other personal or business injury; (3) any and all rights to or claims for compensation (including, but not limited to, salary, severance pay, paid time off pay, bonuses, incentives, pension, insurance, or any other employment or fringe benefits or compensation of any kind whatsoever) except as provided for in this Agreement, rights to or claims for liquidated damages, rights to or claims for reinstatement, rights to or claims for contract, compensatory, exemplary or punitive damages, rights to or claims for injunctive relief, rights to or claims for front pay, rights to or claims for expenses, costs, or attorneys’ fees; (4) any and all claims under any and all employment agreements or offer letters Executive has had with or received from the Company; and (5) any and all claims for losses or damages of whatsoever kind or nature which Executive now has or has ever had, both known or unknown, or which Executive’s heirs, personal representatives, administrators, successors, and assigns hereinafter can, shall, or may have, both known or unknown, against the Company and/or all its present, former and future officers, directors, Executives, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, administrators, personal representatives, and assigns. Executive hereby expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist. Executive further acknowledges, understands and agrees that any claims Executive may have against the Company are hereby released and waived for all purposes and all times.

Executive further explicitly waives all required notices under any state or federal WARN act, all rights to future employment with the Company, and agrees not to apply for employment with the Company. This release expressly extends to all claims based on the present and future effects of past acts of the Company.

Executive further agrees that neither he nor any person, organization or any other entity acting on his behalf has filed or will file, claim or sue, or cause or permit to be filed, any other complaints, claim or grievance against the Company at any time hereafter involving any matter occurring in the past up to the date of this Agreement, and agrees that the Company’s obligation to make the payments and benefits referred to herein shall terminate immediately, and Executive shall (i) repay to the Company any money paid pursuant to this Agreement; (ii) pay all costs incurred by the Company, including reasonable attorneys’ fees, in defending against such a claim; and (iii) pay all other damages awarded by a court of competent jurisdiction.

This Agreement shall not limit, in any way, Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission.  Executive agrees that Executive has waived Executive’s right to monetary or other recovery from any claim pursued with the Equal Employment Opportunity Commission or any other federal, state or local administrative agency on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company.

Nothing in this Agreement shall be construed to mean that Executive is waiving or releasing claims to enforce this Agreement, claims for workers’ compensation benefits, claims for unemployment benefits, claims for any vested benefits owed to Executive, claims for any vested rights Executive may have under any retirement plan of the Company, claims for rights under COBRA or claims arising after the date Executive executes this Agreement.

Executive understands and agrees that the General Release above applies to and includes all known, suspected, unknown or unsuspected claims, consequences or results.

Executive represents and warrants that, to the best of Executive’s knowledge and except as specifically described in this Agreement, Executive possesses no federal or state leave claims, Fair Labor Standards Act (“FLSA”) claims, or workers’ compensation claims against the Released Parties. Executive further represents and warrants that Executive has received any and all compensation pursuant to state and federal wage and hour laws and any and all leave pursuant to the FMLA or any other federal or state law to which Executive may have been entitled as an Executive of the Company, and that Executive is not currently aware of any facts or circumstances constituting a violation of any federal or state leave laws, the FLSA, or of any workers’ compensation statute.

Age Claim Waiver

Executive understands that there is included within the release given by Executive in the immediately preceding section a release and waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq. (the “ADEA”). In order to comply with the Act, the Company hereby advises Executive as follows:

(a)    Executive has the right, and is encouraged to, consult with an attorney prior to executing this Agreement.

(b)    The waiver and release of rights and claims under the ADEA pertains only to rights and claims arising on or before the Effective Date of this Agreement, but not to rights and claims under the ADEA that arise after the Effective Date of this Agreement.

(c)    Executive shall have a period of twenty-one (21) days after the date on which this Agreement is delivered to Executive to consider whether or not to execute it. Executive acknowledges receipt of this Agreement on September 29, 2014.

(d)    Notwithstanding any other provisions hereof, this Agreement shall not become effective until 7 days have passed following the date on which it is executed by Executive. During said 7-day period, Executive may revoke this Agreement by notice in writing to the Company, in which case this Agreement shall be null and void and unenforceable by either party and Executive shall not be entitled to receive the Severance Payments from the Company. Notice pursuant to this section shall be directed to Lorie White, 1281 N. Warson Road, St. Louis, MO 63132.

(e)    If Executive revokes acceptance of this Agreement, the Company shall have no obligation to pay any part of the Severance Payments described in this Agreement.

(f)    Executive confirms that this Agreement is written in a manner calculated to be understood, and that Executive understands the intended effect of each and every provision of this Agreement.

(g)    Executive has had a reasonable amount of time to consider the terms of this Agreement.

(h)    Executive has decided to accept this Agreement knowingly, voluntarily and without duress or coercion of any kind.

Other Agreements

Executive hereby acknowledges and re-affirms his agreement to Executive's obligations in Section 5 - 9 of the Enterprise Banking Key Executive Employment Agreement executed by Executive on October 16, 2002, and amended by the parties on December 31, 2008 regarding return of company property (Section 5), non-disclosure of confidential information (Section 6), non-competition in the markets of Company's present, former or prospective customers (St. Louis, Kansas City and Phoenix) (Section 8) and non-disparagement (Section 9). These duties are limited only in this agreement by a definition of non-competition as: Executive will not engage in commercial banking and/or wealth management, defined as a business that has as one of its focus areas, working with private business owners and their family and employees serving these clients through commercial and consumer banking products and services as well as wealth management offerings with a physical location now or within the next two (2) years in the St. Louis Metropolitan area (defined as St. Louis City, St. Louis County or St. Charles County) and/or the Kansas City Metropolitan area (defined as Jackson County, Missouri or Johnson County, Kansas) and/or the Phoenix Metropolitan area (defined as Maricopa County, Arizona).

The provisions of this Agreement shall be in addition to and not supersede or override the terms and conditions of the Restricted Stock Unit Agreements executed by Executive on May 3, 2012 and May 8, 2013 and the Enterprise Banking Key Executive Employment Agreement executed by Executive on October 16, 2002, and amended by the parties on December 31, 2008.

Confidentiality

As a material inducement to entering into this Agreement, both parties represent and agree that they will keep the terms, amount and fact of this Agreement completely confidential, and will not disclose to any third party the terms and conditions of this Agreement except as may be necessary to establish or assert rights hereunder or as may be required by law or applicable regulation; provided, however, that any party may, on a confidential basis, disclose this Agreement to that party’s spouse, accountants, attorneys, and financial advisors.

General Provisions

Entire Agreement, Amendments. Other than the Key Executive Agreement and The Stock Unit Agreements, the provisions hereof constitute the entire and only Agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

Acknowledgment. Executive acknowledges that Executive has read this entire Agreement and fully understands its terms and conditions; that Executive was advised to obtain legal counsel and/or representation to review this Agreement and that Executive has done so; that Executive may revoke this Agreement by written notice to Employer within seven (7) days after his last signature hereon; that no other representations have been made to Executive other than those contained herein; and that Executive enters into this Agreement of Executive’s own free will and choice with no undue influence, fraud, pressure, duress, or coercion by Employer.

Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

Assignment. Neither party shall sell, transfer, assign, nor subcontract any right or obligation hereunder except as expressly provided herein without the prior written consent of each other party. Any act in derogation of the foregoing shall be null and void.

Governing Law. The validity, construction, and performance of this Agreement shall be governed by and in accordance with the internal laws of the State of Missouri.

Waivers. No waiver by any party hereto of any condition or provision of this Agreement to be performed by another party shall be valid unless in writing, and no such valid waiver shall be deemed a waiver of any similar or dissimilar provisions or conditions contained in this Agreement at the same or at any prior or subsequent time.

Notice. All notices provided for in this Agreement shall be in writing and shall be given either (i) by actual delivery of the notice to the party entitled thereto or (ii) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (i) on the date of its actual receipt by the party entitled thereto and, in case (ii), two days after the date of its deposit with the United States Postal Service.

Severability. The terms and conditions of this Agreement are severable, and if any provision hereof is found to be in violation or contravention of law, such provision shall, to the extent so found, be deemed not to be a part of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

Specific Performance. Executive agrees that the Company shall be entitled to obtain specific performance and may sue in any court of competent jurisdiction to enjoin any breach, threatened or actual, of the covenants and promises contained in that Section of this Agreement and shall be entitled; and that, in connection with any such litigation, the Company may also sue to obtain damages for default under or breach of the provision of any of said Section.

Costs and Expenses. If either party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs, attorneys’ fees and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs, attorneys’ fees and expenses of defense, as the case may be.

Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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COMPANY:

ENTERPRISE BANK & TRUST

By: /s/ Lorie White

Name: Lorie White

Title: SVP, Human Resources

Date: September 29, 2014

EXECUTIVE:

Signature: /s/ Richard C. Leuck

Date: September 29, 2014